Exhibit 99.1

FOR FURTHER INFORMATION:

Michael W. McCarthy

VP- Corporate Communications

Photronics, Inc.

(203)775-9000

mmccarthy@brk.photronics.com

FOR IMMEDIATE RELEASE

December 6, 2005

PHOTRONICS ANNOUNCES FOURTH QUARTER AND RECORD FISCAL YEAR RESULTS

Fourth Quarter Highlights:

•	Revenues of $111.8 million

•	Net income of $8.7 million

Fiscal Year Highlights:

•	$440.8 million in revenues - a new fiscal year record

•	Net income of $38.7 million - a new fiscal year record

•	Net Cash (cash minus debt) position improved by $135 million

BROOKFIELD, Connecticut December 6, 2005 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2005 fourth quarter and fiscal year results for the fiscal year ended October 30, 2005.

Sales for the fourth quarter of fiscal 2005 were $111.8 million, up 7.3%, compared to $104.2 million for the fourth quarter of 2004. Net income for the quarter amounted to $8.7 million, or $0.19 per diluted share, compared to the prior year’s fourth quarter net income of $7.9 million, or $0.21 per diluted share.

Sales for the 2005 fiscal year were a record $440.8 million, up 11.4% from the $395.5 million in fiscal 2004. Net income for the 2005 fiscal year amounted to $38.7 million, or $0.95 per diluted share, compared to the prior fiscal year’s net income of $24.5 million, or $0.68 per diluted share.

Michael J. Luttati, Chief Executive Officer, stated, “Photronics’ results for the quarter were at the high end of the revised guidance that was issued earlier in November. While market conditions were the large contributor to our revised guidance and a disappointment to us, we were pleased with our year-over-year performance. We are encouraged that during the quarter our high end mix increased to 28% of revenues, up from 22% in the third quarter and also increased on an absolute dollar basis. This improvement gives us a high degree of confidence in our expanding market penetration into the high end.”

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PHOTRONICS ANNOUNCES RECORD FISCAL YEAR RESULTS	PAGE TWO

In discussing several of Photronics’ many achievements in fiscal 2005, Mr. Luttati commented, “Revenues and earnings were at record levels, in large part because the Company began to realize the benefits of disciplined investments made over the last several years. These have included strategic investments designed to enhance our manufacturing and sales capabilities in Asia; increase our capability to support semiconductor companies moving rapidly in technology nodes at and below 130 nanometer; and to build out our capability to fabricate flat panel display masks. Each of these areas has proven to serve as strong revenue drivers and we are well positioned to capitalize on growth opportunities in the year ahead. Additionally, there are the new facilities in Shanghai, China to support integrated circuit mask fabrication and a flat panel display mask fab in Taichung, Taiwan, which will be Photronics’ first stand alone flat panel manufacturing site. Both facilities are expected to come on line in early 2006, enabling Photronics to further expand its leadership.”

A conference call with investors and the media to discuss the fourth quarter and fiscal 2005 results is scheduled for 8:30 a.m. Eastern Time on Wednesday, December 7th and will be archived for instant replay access on this site until the Company reports its fiscal first quarter results on February 14, 2006 after the equity markets close. The live call can be accessed by logging onto Photronics’ web site at www.photronics.com, then clicking on the “Conference Calls” button in the top right corner of the home page or by dialing in at (706)634-5086.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

05-Photronics Q4 Earnings Text

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	October 30 2005	October 31 2004	October 30 2005	October 31 2004
Net sales	$111,793	$104,155	$440,770	$395,539
Costs and expenses:
Cost of sales	76,660	67,763	295,649	260,232
Selling, general and administrative	14,293	13,137	54,295	53,487
Research and development	8,350	7,967	32,152	30,520

Operating income	12,490	15,288	58,674	51,300
Other expense, net	(200)	(2,271)	(3,329)	(10,255)

Income before income taxes and minority interest	12,290	13,017	55,345	41,045
Income tax provision	2,010	1,743	10,058	5,761

Income before minority interest	10,280	11,274	45,287	35,284
Minority interest	(1,541)	(3,375)	(6,634)	(10,818)

Net income	$8,739	$7,899	$38,653	$24,466

Earnings per share:
Basic	$0.21	$0.24	$1.09	$0.75

Diluted	$0.19	$0.21	$0.95	$0.68

Weighted average number of common shares outstanding:
Basic	41,263	32,658	35,519	32,564

Diluted	51,066	42,279	45,256	42,339

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(in thousands)

	October 30 2005	October 31 2004
Assets
Current assets:
Cash, cash equivalents and short-term investments of $90,600 in 2005 and $84,628 in 2004	$286,649	$226,928
Accounts receivable	70,006	68,737
Inventories	20,536	16,066
Other current assets	7,144	19,334

Total current assets	384,335	331,065

Property, plant and equipment, net	412,429	396,461
Goodwill	136,334	115,906
Other assets	12,631	14,778

	$945,729	$858,210

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$4,813	$3,018
Accounts payable	42,923	57,746
Other accrued liabilities	36,042	29,900

Total current liabilities	83,778	90,664

Long-term debt	238,949	315,888
Deferred income taxes and other liabilities	15,310	37,461
Minority interest	45,817	64,724

Shareholders’ equity	561,875	349,473

	$945,729	$858,210

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Cash Flows

(in thousands)

	Year Ended
	October 30 2005	October 31 2004
Cash flows from operating activities:
Net income	$38,653	$24,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,022	85,655
Loss on repurchase of notes	1,677	1,248
Changes in assets and liabilities and other	16,215	(2,251)

Net cash provided by operating activities	142,567	109,118

Cash flows from investing activities:
Purchases of property, plant and equipment	(121,354)	(63,038)
Purchases of short-term investments	(94,550)	(92,424)
Proceeds from sales of short-term investments and other	88,629	24,932
Acquisition of additional interest in PK Ltd.	(58,248)	—

Net cash used in investing activities	(185,523)	(130,530)

Cash flows from financing activities:
Repayment of long-term debt, net	(72,117)	(55,332)
Proceeds from issuance of common stock	170,667	2,000

Net cash provided by (used in) financing activities	98,550	(53,332)

Effect of exchange rate changes on cash flows	(1,845)	2,267

Net increase (decrease) in cash and cash equivalents	53,749	(72,477)
Cash and cash equivalents, beginning of year	142,300	214,777

Cash and cash equivalents, end of year	$196,049	$142,300

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$(19,834)	$17,099